Exhibit 10.53

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of December 10, 2021 (the “Effective Date”), by and between Qualigen Therapeutics, Inc., a Delaware corporation with its principal office at 2042 Corte Del Nogal, Carlsbad, CA 92011 USA (the “Company”), and Amy Broidrick (the “Executive”), whose address is 1440 Valle Grande, Escondido, CA 92025 USA.

W I T N E S S E T H:

WHEREAS, the Company has engaged the Executive as its President and Chief Strategy Officer and desires to continue to obtain the benefits of the Executive’s knowledge, skill and ability in connection with managing the strategy, business development, operations, research and development, and certain other functions of the Company and to continue to employ the Executive as its President and Chief Strategy Officer on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to provide her services to the Company and to accept employment by the Company on the terms and conditions set forth in this Agreement, which supersedes all prior agreements, whether written or oral, including those under any previous employment agreement between the Executive and the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment and Duties; Term.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Executive as its President, and she shall have the duties and responsibilities customarily associated with such positions, including without limitation general responsibility for the management of the Company’s strategy, business development, operations, research and development, and certain other functions of the Company. The Executive shall report to the Company’s Chief Executive Officer. The Executive shall also perform such other duties and responsibilities as may be determined and directed by the Company’s Chief Executive Officer or by the Company’s Board of Directors (the “Board”), as long as such duties and responsibilities are generally consistent with those of a President.

(b) The Executive shall serve as a director of the Company or any of its subsidiaries, if validly elected or appointed, and in such executive capacity or capacities with respect to any Affiliate of the Company to which she may be elected or appointed, provided that such duties are consistent with those of a company’s President. The Executive shall receive no additional compensation for services rendered pursuant to this Section 1(b).

(c) The Executive’s job location shall be in San Diego County, California, but this provision shall not preclude the Company from moving its headquarters to a location other than in San Diego County, California. Any such relocation by the Company or failure by the Executive to relocate shall not breach the terms of this Agreement.

(d) Unless terminated earlier pursuant to any of the provisions of Section 5 of this Agreement, this Agreement shall have an initial term (the “Initial Term”) of one year, commencing as of December 10, 2021 and expiring on April 30, 2022. Following completion of the Initial Term, this Agreement shall automatically renew thereafter on a year-to-year basis for successive one-year periods (i) unless and until terminated by either party pursuant to any of the provisions of Section 5, or (ii) unless the Company or the Executive delivers to the other party written notice of non-renewal at least 90 days before the expiration of the Initial Term or any subsequent one-year term (in which event this Agreement shall then terminate upon the expiration of the Initial Term or such one-year extended term, as applicable). The Initial Term and the one-year extensions are collectively referred to herein as the “Term.”

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2.	Executive’s Performance.

(a) The Executive hereby accepts the employment contemplated by this Agreement. During the Term, the Executive shall devote substantially all of her business time to the performance of her duties under this Agreement, and she shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company and applicable laws. During the Term, the Executive will not, without the prior written approval of the Board, serve or act as a shareholder (except for passive holdings of not more than 1% of the other entity’s outstanding stock), employee, agent, consultant, officer, director, partner, member, representative, lender or owner of any other business entity, nor (if it would require more than an insubstantial amount of business time or attention) of any non-profit entity.

(b) The Executive shall comply with all applicable governmental laws, rules and regulations and with the Company’s policies applicable to all employees of the Company.

3.	Compensation and Other Benefits.

(a) Salary. For her services to the Company during the Term, the Company shall pay the Executive an annual salary (“Salary”) at the rate of $450,000 per year during the Initial Term. The Company shall make all Salary payments to the Executive less required taxes and other withholdings and otherwise in accordance with the Company’s general payroll practices and policies, provided that the Company shall pay installments of Salary to the Executive not less frequently than bi-weekly. The Executive’s Salary shall be reviewed at least annually by the Board or any compensation committee thereof and (i) may be increased from time to time in the sole discretion of the Board or any such compensation committee, and (ii) may otherwise be adjusted by mutual written agreement of the Company and the Executive.

(b) Potential bonus payments as approved from time to time in the sole discretion of the Board or any compensation committee thereof.

(c) Other Benefits. The Executive shall be eligible on the same basis as other executive officers and employees of the Company (and subject to any other eligibility requirements, cost sharing and other terms and conditions) to participate in and receive benefits under any other bonus plan or any equity or long-term incentive, deferred compensation, retirement, savings, group insurance (including, without limitation, medical, dental, life, accident and disability insurance), group health or other welfare or benefit plan or program as may be approved by the Board of the compensation committee thereof and offered to the Company’s executive officers and employees generally; provided, however, that the severance benefits (if any) payable under Section 5 of this Agreement shall be in lieu of (and not in addition to) any severance benefits that would otherwise be due to the Executive under any severance policy or plan otherwise in effect at the Company upon termination of the Executive’s employment; and provided further that the Company shall not have any obligation to maintain any particular plan or program indefinitely or for any specific period of time. In addition, the Executive shall be entitled to four weeks paid vacation per full year of service, in accordance with and subject to the Company’s vacation accrual plan and policies.

4. Reimbursement of Expenses. The Company shall reimburse the Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of her services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5.	Termination of Employment.

(a) Resignation by the Executive. The Executive may terminate this Agreement and her employment hereunder at any time by written resignation. A resignation for Good Reason shall be treated hereunder as if it were a termination by the Company without Cause and shall have the effects stated in Section 5(e) with regard to termination without Cause, rather than the effects stated in the sub-subsections of this Section 5(a).

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“Good Reason” means the occurrence of any of the following circumstances, without the Executive’s express consent: the Executive resigns due to (i) a material reduction of the Executive’s title or authority, (ii) a material reduction in the Executive’s salary or benefits (other than a reduction that generally applies to the officers at the Executive’s level in the Company or, as applicable, after a transaction in which the Company or substantially all its assets is acquired, in the successor entity at that time), (iii) any material breach of this Agreement by the Company which is not cured within 30 days after written notice by the Executive; or (iv) a change of the principal non-temporary location in which the Executive is required to perform the Executive’s services to any location exceeding 35 miles from Carlsbad, California. In no event shall a resignation be considered to be with Good Reason unless the resignation occurs after but within 30 days after the initiation of the item of Good Reason.

Termination of this Agreement and of the Executive’s employment by the Executive for Good Reason shall be without prejudice to any other right or remedy to which the Executive may be entitled at law, in equity or otherwise under this Agreement.

In any circumstance involving a termination of this Agreement and of the Executive’s employment pursuant to this Section 5(a) (i.e., resignation without Good Reason):

(i) the Company shall (A) pay the Executive an amount in cash equal to the Executive’s accrued but unpaid Salary and vacation pay through the date of termination, (B) pay the Executive an amount in cash equal to any bonus that has been earned by the Executive under Section 3 hereof before the date of termination but that remains unpaid as of such date, and (C) promptly reimburse any expenses incurred by the Executive through the date of termination and for which the Executive is entitled to receive reimbursement under Section 4 hereof in accordance with the Company’s expense reimbursement policies (all such payments referenced in this subparagraph (i) being collectively referred to in this Agreement as the “Base Termination Payments”);

(ii) the Executive shall retain and receive any other rights or benefits (to the extent earned and vested as of the date of termination) under any Company employee benefit plans or arrangements in accordance with the terms of such plans and arrangements;

(iii) the Executive shall not otherwise be entitled to any severance payments or similar benefits as of the date of termination (except as and to the extent required by applicable law); and

(iv) except as otherwise expressly provided in this Section 5(a), any and all other rights of the Executive to receive a Salary, bonus or other compensation or benefits shall terminate as of the effective date of termination.”

(b) Non-Renewal as of End of lnitial or Subsequent Term. Either the Company or the Executive may terminate this Agreement and the Executive’s employment hereunder effective upon expiration of the Initial Term or any succeeding term by written notice of non-renewal delivered to the other party at least 90 days’ before the applicable expiration date of the then-current term. In any circumstance involving a termination of this Agreement and of the Executive’s employment pursuant to this Section 5(b):

(i) the Company shall make the Base Termination Payments (as defined in Section 5(a)(i));

(ii) the Executive shall retain and receive any other rights or benefits (to the extent earned and vested as of the date of termination) under any Company employee benefit plans or arrangements in accordance with the terms of such plans and arrangements;

(iii) the Executive shall not otherwise be entitled to any severance payments or similar benefits as of the date of termination (except as and to the extent required by applicable law); and

(vi) except as otherwise expressly provided in this Section 5(b), any and all other rights of the Executive to receive a Salary, bonus or other compensation or benefits shall terminate as of the effective date of termination.

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(c) Death or Disability of the Executive. This Agreement and the Executive’s employment shall terminate immediately upon the death of the Executive. In addition, this Agreement and Executive’s employment may be terminated by the Company effective upon delivery of written notice to the Executive in the event of the Executive’s Disability. For purposes of this Agreement, the term “Disability” shall mean the Executive’s inability to perform her duties hereunder as President of the Company, as reasonably determined by the Board, as a result of prolonged absence from work for health reasons or physical or mental disability, illness or incapacity for a continuous period of 90 days, or for shorter periods aggregating four months in any 12 month period.

In any circumstance involving a termination of this Agreement and of the Executive’s employment pursuant to this Section 5(c):

(i) the Company shall make the Base Termination Payments (as defined in Section 5(a)(i));

(ii) the Executive shall retain and receive any other rights or benefits (to the extent earned and vested as of the date of termination) under any Company employee benefit plans or arrangements in accordance with the terms of such plans and arrangements;

(iii) the Executive shall not otherwise be entitled to any severance payments or similar benefits as of the date of termination (except as and to the extent required by applicable law); and

(iv) except as otherwise expressly provided in this Section 5(c), any and all other rights of the Executive to receive a Salary, bonus or other compensation or benefits shall terminate as of the effective date of termination.

(d)	Termination by the Company for “Cause.”

(i) The Company, effective upon delivery of written notice to the Executive, may terminate this Agreement and the Executive’s employment for “Cause.” For purposes of this Agreement, the term “Cause” shall mean any of the following:

(A) a material breach by the Executive of any of Sections 6, 7 or 8 of this Agreement;

(B) a material breach by the Executive of any other provision of this Agreement, if such material breach (if susceptible to cure) has continued uncured for a period of at least 15 days following delivery by the Company to the Executive of written notice of such material breach;

(C) fraud, dishonesty or other breach of trust whereby the Executive obtains personal gain or benefit at the expense of or to the detriment of the Company or any of the Company’s subsidiaries or other Affiliates;

(D) a conviction of or plea of nolo contendere or similar plea by the Executive of any felony;

(E) a conviction of or plea of nolo contendere or similar plea by of any other crime involving theft, misappropriation of property, dishonesty or moral turpitude;

(F) a willful and material violation of applicable law by the Executive in connection with the performance of her duties hereunder;

(G) chronic or repeated substance abuse by the Executive, or any other use by the Executive of alcohol, drugs or illegal substances in such a manner as to interfere with the performance of her material duties hereunder; or

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(H) failure to comply with the lawful directions of the President and Chief Executive Officer or of the Board which are otherwise consistent with the terms of this Agreement, which failure has continued for a period of at least IO days after delivery by the Company to the Executive of written demand by the Board.

Termination of this Agreement by the Company for “Cause” shall be without prejudice to any other right or remedy to which the Company may be entitled at law, in equity or otherwise under this Agreement.

(ii) In any circumstance involving a termination of this Agreement and of the Executive’s employment pursuant to the preceding Section 5(d)(i):

(A) the Company shall make the Base Termination Payments (as defined in Section 5(a)(i));

(B) the Executive shall retain and receive any other rights or benefits (to the extent earned and vested as of the date of termination) under any Company employee benefit plans or arrangements in accordance with the terms of such plans and arrangements;

(C) the Executive shall not otherwise be entitled to any severance payments or similar benefits as of the date of termination (except as and to the extent required by applicable law); and

(D) except as otherwise expressly provided in this Section 5(d)(ii), any and all other rights of the Executive to receive a Salary, bonus or other compensation or benefits shall terminate as of the effective date of termination.

(e) Termination by the Company Without “Cause.” The Company, in the sole discretion of the Board and effective upon delivery of not less than 30 days’ advance written notice to the Executive, may terminate this Agreement and the Executive’s employment hereunder at any time and for any reason, including without “Cause.” In the event that the Company terminates the Executive’s employment under this Section 5(e):

(i) the Company shall make the Base Termination Payments (as defined in Section 5(a)(i));

(ii) subject to Section 5(f), conditioned upon receipt by the Company of a general release in form reasonably acceptable to the Company and expiration of any revocation period applicable to such release without the Executive having revoked such release, and in lieu of any severance benefits that may otherwise be payable under any other severance plan or policy of the Company, the Company (A) shall continue to pay to the Executive as severance her Salary at the rate then in effect on the date of termination for a period of 12 months following the date of termination, such payments to be made by the Company at the times, subject to applicable withholdings and otherwise in accordance with the Company’s general payroll practices and policies, and (B) pay or reimburse the Executive for the cost of COBRA continuation medical and dental insurance coverage for the Executive for the 12 month severance period (less any required taxes or withholdings); provided, however, that if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue her group health coverage for herself as in effect on the termination date (which amount shall be based on the premium for the first month of COBRA coverage) until the date that is 180 days following the Executive’s date of termination. Notwithstanding the foregoing, any severance payments that otherwise would be required to be made under this subparagraph (iv) within 45 days following the Executive’s date of termination shall instead be made on the Company’s first normal payroll date that is more than 45 days following the Executive’s date of termination; and

(iii) the Executive shall retain and receive any other rights or benefits (to the extent earned and vested as of the date of termination) under any Company employee benefit plans or arrangements in accordance with the terms of such plans and arrangements; and

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(iv) except as otherwise expressly provided in this Section 5(e), any and all other rights of the Executive to receive a Salary, bonus or other compensation or benefits shall terminate as of the effective date of termination.

(f) Offset for Material Breaches of Restrictive Covenants. If the Executive materially breaches any provision contained in either Section 6 or Section 7 of this Agreement, the Company, from the date of such breach going forward, shall no longer be obligated to make any payments or reimbursements to the Executive or provide any benefits to the Executive under this Section 5, and any rights to receive severance or COBRA benefits under Section 5(e)(iv).

6.	Trade Secrets and Proprietary Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, patents, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “Confidential Information” of the Company for the purposes of this Agreement. In consideration of her employment, the Executive agrees that she will not, during or after the Term, without the consent of the Board make any disclosure of Confidential Information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such information (i) if such disclosure is necessary in the normal course of the Company’s business in accordance with Company policies or instructions or authorization from the Board, (ii) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (iii) complying with legal process as provided in Section 6(b) of this Agreement, or (iv) subsequent to the Term, if such information shall have either been developed by Executive independent of any of the Company’s confidential or proprietary information or been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, its parent, its subsidiaries and other Affiliates.

(b) In the event that any Confidential Information is required to be produced by Executive pursuant to legal process, the Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days before the date such disclosure is to be made, unless Executive has received less notice, in which event the Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner, the Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, the Executive shall make disclosure only to the extent that disclosure is required by the court order, and the Executive will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

(c) The Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in the Executive’s possession or under the Executive’s control which may contain or be derived from Confidential Information. To the extent that any Confidential Information is on Executive’s hard drive or other storage media, she shall, upon the request of the Company, cause such information to be erased from her computer disks and all other storage media.

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7.	Covenant Regarding Improper Use of Confidential Information.

(a) During the period from the date of this Agreement until one year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

(i) Utilize the Company’s Confidential Information to persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or during the 12 months preceding the termination of her employment);

(ii) Utilize the Company’s Confidential Information to solicit for herself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within one year before the termination of her employment; or

(iii) Persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one year period before the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company.

(b) The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of her employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

8.	Ownership of Intellectual Property.

(a) “Inventions” means all inventions, ideas, discoveries, developments, methods, data, information, improvements, original works, know-how, including, but not limited to, algorithms, technology, trade secrets, processes, codes and hardware (whether or not reduced to practice and whether or not protectable under the patent, copyright, trade secrecy or similar laws of the United States, the People’s Republic of China or any applicable foreign country) which:

(i) relate to the Company’s business at the time of conception or reduction to practice or actual or demonstrably anticipated research or development of Company that were conceived, created or developed by the Executive (whether alone or with others, whether or not during working hours or on the Company’s premises or whether or not using material or property provided by the Company) during the Term or having conceived, created or developed before the Term while Executive was employed by the Company; and/or

(ii) were conceived, created or developed by the Executive (whether alone or with others) during the Term, even if having possibly been conceived, created or developed before the Term but completed while in the employ of the Company, or which result from any work performed by the Executive for Company.

(b) All Inventions are, will be, and shall constitute “works-for-hire” and the exclusive property of the Company, and the Company may use and exploit them without restriction or additional compensation to the Executive. The Executive shall promptly and fully disclose to the Company any and all Inventions. The Executive shall maintain complete written records of all Inventions and of all work or investigations done or carried out by the Executive at all stages thereof, which records shall be the exclusive property of the Company and will be treated as Confidential Information for all purposes of this Agreement.

(c) The Executive hereby irrevocably assigns and transfers to the Company, its successors, assigns or Affiliates, as the case may be, all of Executive’s right, title and interest in and to any Inventions without additional consideration therefor from the moment of their creation or inception, to be held and enjoyed by the Company, its successors, assigns or Affiliates, as the case may be, to the full extent of the term for which any intellectual property protection may be granted and as fully as the same would have been held by Executive had this Agreement, or such assignment or transfer not been made. In addition to the foregoing assignments of Inventions to the Company, Executive hereby irrevocably assigns and transfers to the Company: (i) all worldwide patents, trademarks, copyrights, mask works, trade secrets, applications for the foregoing and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Inventions. Executive hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any such Inventions, even after the termination of Executive’s employment.

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(d) “Moral Rights” means any right to claim authorship of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right.

(e) Executive agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Inventions, all in the name of the Company, its successors, assigns or Affiliates, as the case may be, and at the Company’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other actions as the Company, its successors, assigns or Affiliates, as the case may be, shall request in order to perfect, enforce and exploit the Company’s, its successors,’ assigns’ or Affiliates,’ as the case may be, right in the Inventions (including transfer of possession to the Company, its successors, assigns or Affiliates, as the case may be, of all Inventions embodied in tangible materials), including granting Company a non-revocable, royalty-free license in any pre-existing works. Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as her agents and attorneys-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further perfect and enforce the Company’s, its successors,’ assigns’ or Affiliates’ (as the case may be) right in the Inventions and to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to the Inventions with the same legal force and effect as she had executed them herself. The Executive shall receive no additional compensation for complying with Executive’s obligations under this Section 8. The Executive agrees that, to the extent this Agreement shall be construed in accordance with any laws that limit the assignability to the Company, its successors, assigns or Affiliates, as the case may be, of the Inventions, this Agreement shall be interpreted not to apply to any Invention which a court rules or the Company agrees is subject to such state limitation.

California Labor Code § 2870 provides as follows:

a. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of her or her rights in an invention to her or her employer shall not apply to an invention that the employee developed entirely on her or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for her employer.

b. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The assignment of Inventions under this Agreement, accordingly, shall not extend to those items set forth in Labor Code § 2870.

(f) Any copyrightable work created by the Executive in connection with or during the performance of her employment duties, whether published or unpublished, shall be the property of the Company as author and owner of copyright in such work.

(g) The Executive warrants and represents that there are no Inventions (whether patentable or not), patents, trade secrets, trademarks, trade names, copyrights, or other intellectual property owned by her before entering into employment with the Company hereunder, and that she has not executed and will not execute any document or instrument in conflict herewith.

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(h) An “Affiliate” of the Company shall mean any person or entity which controls, is controlled by or is under common control with the Company.

9. Injunctive Relief. The Executive agrees that any violation or threatened violation of any of the provisions of Sections 6, 7 or 8 of this Agreement will cause immediate and irreparable harm to the Company for which money damages would not be an adequate remedy. In the event of any breach or threatened breach of any of said provisions, the Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting the Executive from any violation or threatened violation of such provisions and compelling the Executive to comply with such provisions (without posting a bond or other security). This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by the Executive. Subject to Section 7(b) of this Agreement, the provisions of Sections 6, 7 and 8 of this Agreement and this Section 9 shall survive any termination of this Agreement and the Executive’s employment.

10. Indemnification. The Executive shall enter into a separate agreement with the Company to provide the Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation, Bylaws, and Delaware law. The Company shall also provide officers and directors liability insurance of not less than $5,000,000, and the Company shall be responsible for any deductibles under such policy.

11. Key Person Insurance. The Executive will cooperate with the Company in connection with any application by ,the Company to obtain key-person life insurance on her life, on which the Company will be the beneficiary. Such cooperation shall include the execution of any applications or other documents requiring her signature and submission of insurance applications and submission to a physical examination.

12.	Code Section 409A Compliance.

(a) This Agreement is intended to comply with the provisions of Section 409A of the Code, and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A of the Code if, and to the extent required, in order to comply with Section 409A of the Code.

(b) The payment schedules provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code and shall be interpreted consistently therewith.

(c) Any payments under Section 5 shall be made or shall commence only after the Executive has a “separation from service” with the Company, as defined under Section 409A of the Code and the guidance issued thereunder.

(d) Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A of the Code, if any of the Company’s stock is publicly traded and the Executive is deemed to be a “specified employee” as determined by the Company for purposes of Section 409A(a)(2)(B) of the Code, the Executive agrees that any non-qualified deferred compensation payments due to her under this Agreement in connection with a termination. of employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid before, and shall instead be payable in a lump sum on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death).

(e) Each payment of termination benefits under Section 5 of this Agreement, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

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(f) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.

(g) If the Executive is entitled to be paid or reimbursed for any expenses under this Agreement, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under Section 4 or any other Section of this Agreement shall be subject to liquidation or exchange for another benefit.

(h) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 5 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Section 409A of the Code.

13.	Certain Representations, Warranties and Covenants of the Parties.

(a) The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (ii) this Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, and (iii) the Executive has not and will not take any action that will conflict with, violate or cause a breach of any noncompete, nonsolicitation or confidentiality agreement to which the Executive is a party or by which the Executive is bound. The Executive hereby acknowledges and represents that she has carefully reviewed this Agreement, that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement (or, after carefully reviewing this Agreement, was given the opportunity to, but has freely decided not to, consult with independent legal counsel), and that she fully understands the terms and conditions contained herein.

(b) The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

14.	Miscellaneous.

(a) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or email or similar means of communication (collectively “electronic communications”) if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 14(a), to the parties at their respective addresses set forth at the beginning of this Agreement or by electronic delivery to the email (if any) set forth on the signature page of this Agreement, with notice to the Company being sent to the attention of the Chief Executive Officer of the Company. Either party may, by like notice, change the person, address or electronic communications number or address to which notice is to be sent.

(b) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of California applicable to agreements executed and to be performed wholly in such state without regard to principles of conflicts of laws.

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(c) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 8 of this Agreement, so that it complies with applicable law.

(d) This Agreement constitutes the entire agreement of the Company and the Executive as to the subject matter hereof, superseding as of the Effective Date all prior or contemporaneous written or oral understandings or agreements, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) During and after the Executive’s employment, the Executive shall cooperate with the Company and its subsidiaries and other Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or its subsidiaries or affiliates (including the Executive being available to the Company and its subsidiaries and other Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any subsidiary’s or other Affiliate’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its subsidiaries and other Affiliates all pertinent information and turning over to the Company and its subsidiaries and other Affiliates all relevant documents that are or may come into the Executive’s possession, all at times and on schedules as reasonably agreed to between the Company and the Executive. In the event the Company or any of its subsidiaries or other Affiliates requires the Executive’s cooperation in accordance with this subparagraph, the Company shall reimburse the Executive for the Executive’s reasonable out-of-pocket expenses incurred in connection therewith (including lodging and meals, upon submission of receipts and compliance with the Company’s expense reimbursement policies).

(f) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided, however, that the Company may, without the Executive’s consent, assign its rights and obligations hereunder to (i) any Affiliate of the Company or (ii) any subsequent purchaser of the Company or any of its businesses or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise), in each case, in accordance with and as expressly in this Agreement. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer by the Executive contrary to this subparagraph (f), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this subparagraph (f) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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(g) Except for actions, suits, or proceedings taken pursuant to or under Section 6, 7, 8 or 9 of this Agreement, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted to binding arbitration in San Diego County, California before a single arbitrator associated with JAMS (or other mutually agreeable alternative dispute resolution service) in accordance with its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “JAMS Rules”), a copy of which Rules can be found at www.jamsadr.com or obtained from the Company’s human resources department. The arbitration provisions of this Agreement will be governed by the Federal Arbitration Act (9 U.S.C. Section 1 et seq.). In all other respects, this provision will be construed in accordance with the laws of the State of California, without reference to conflicts of law principles. Included within this provision are any claims based on common law or violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the California Family Rights Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes. However, claims for unemployment benefits and workers’ compensation claims will not be subject to arbitration. In addition, either party may seek provisional remedies pursuant to California Code of Civil Procedure Section 1281.S(b). There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.

A neutral arbitrator with experience in arbitrating employment disputes will be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time (not to exceed 30 days after the delivery of any demand for arbitration hereunder), then a neutral arbitrator will be appointed in accordance with the arbitrator selection procedure set forth in the JAMS Rules (or the rules of the selected alternative dispute resolution service). The issue(s) submitted to the arbitrator shall be set forth in each party’s request for arbitration. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law; provided, however, that the arbitrator shall not have the power or authority to aware punitive or exemplary damages or to grant injunctive or equitable relief. The arbitrator may not consolidate more than one person’s claim, and may not otherwise preside over any form of a representative, collective or class proceeding. The parties. will be permitted to conduct discovery as provided by California Code of Civil Procedure Section 128.05. The arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s decision must be issued no later than 30 days after a dispositive motion is heard and/or an arbitration hearing has been completed. The award of the arbitrator shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction.

The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration. Where Executive is asserting a claim under a state or federal statute prohibiting discrimination in employment, a public policy claim arising under a statute, or where otherwise required by applicable law to achieve the enforceability of this Agreement, the Company will pay the costs and fees charged by the arbitrator and JAMS (or other mutually selected alternative dispute resolution service) to the extent such costs would not otherwise be incurred in a court proceeding. In all other circumstances, the Executive and the Company will split equally the fees and administrative costs charged by the arbitrator and JAMS. To the extent permissible under the law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. If any party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of attorneys’ fees, the arbitrator shall award reasonable fees and costs to the prevailing party based on the same standard as such fees and costs would be awarded if such claim had been asserted in state or federal court.

This mutual arbitration agreement does not prohibit or limit either Party’s right to seek a provisional remedy pursuant to California Code of Civil Procedure Section 1281.S(b), pending the resolution of a dispute by arbitration. The arbitrator shall have no authority to add to or to modify the terms described in this Agreement (including this subparagraph) or the Company’s employee handbook, shall apply all applicable law, and otherwise shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.

AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

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(h) Notwithstanding the provisions of Section 14(g) of this Agreement, with respect to any claim for injunctive relief or other equitable remedy pursuant to Section 9 of this Agreement or any claim to enforce an arbitration award or to compel arbitration, each of the parties hereby (i) consents to the exclusive jurisdiction of the federal and state courts sitting in San Diego County, California, (ii) agrees that any process in any action commenced in such court under this Agreement may be served upon it or her personally, either (A) by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon her in San Diego County, California, or (B) by any other method of service permitted by law, and (iii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(i) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

(j) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(k) The wording used in this Agreement shall be deemed to be the wording chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

(1) Notwithstanding any termination of the Executive’s employment under this Agreement, Sections 6 through 14 hereof shall survive and continue in full force until the performance of the obligations thereunder, if any, in accordance with their respective terms.

(m) No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

(n) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by e-mail attachment (e.g., PDF), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation of a contract and each such party forever waives any such defense.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed and delivered this Executive Employment Agreement effective as of the date first above written.

/s/ AMY BROIDRICK
AMY BROIDRICK

QUALIGEN THERAPEUTICS, INC.

By:	/s/ Michael S. Poirier
Name:	Michael S. Poirier
Title:	Chairman/CEO

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